Exhibit o

                            Aetna Series Fund, Inc.

                                   Rule 18f-3

                                Multi-Class Plan

                                Multi-Class Plan
                             Aetna Series Fund, Inc.
                                   Rule 18f-3
                                Multi-Class Plan

INTRODUCTION:
------------

     Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), the following plan ("Plan") sets forth the separate class arrangements and expense allocations as well as the exchange privileges of each class of shares issued by the series set forth below ("Series"), which Series are included in the Aetna Series Fund, Inc. (the "Fund"). Except as described below, each class has the same rights and obligations as each other class as required by Rule 18f-3.


TERMS OF THE PLAN:
-----------------
     The Plan applies to the following Series of the Fund:


       Aetna Growth Fund                    Aetna Index Plus Bond Fund
       Aetna International Fund             Aetna Index Plus Large Cap Fund
       Aetna Mid Cap Fund                   Aetna Index Plus Mid Cap Fund
       Aetna Small Company Fund             Aetna Index Plus Small Cap Fund
       Aetna Value Opportunity Fund         Aetna Ascent Fund
       Aetna Technology Fund                Aetna Crossroads Fund
       Aetna Balanced Fund                  Aetna Legacy Fund
       Aetna Growth and Income Fund         Aetna Principal Protection Fund I
       Aetna Real Estate Securities Fund    Aetna Principal Protection Fund II
       Aetna Bond Fund                      Aetna Principal Protection Fund III
       Aetna Government Fund                Aetna Principal Protection Fund IV
       Aetna High Yield Fund                Aetna Index Plus Protection Fund
       Aetna Money Market Fund

     Aetna Growth Fund, Aetna International Fund, Aetna Mid Cap Fund, Aetna Small Company Fund, Aetna Value Opportunity Fund, Aetna Technology Fund ("Technology"), Aetna Balanced Fund, Aetna Growth and Income Fund, Aetna Real Estate Securities Fund, Aetna Ascent Fund, Aetna Crossroads Fund and Aetna Legacy Fund are collectively referred to herein as the "Equity Funds." Aetna Bond Fund, Aetna Government Fund and Aetna High Yield Fund are collectively referred to herein as the "Fixed Income Funds." Aetna Index Plus Bond Fund, Aetna Index Plus Large Cap Fund, Aetna Index Plus Mid Cap Fund and Aetna Index Plus Small Cap Fund are collectively referred to herein as the "Enhanced Index Funds." Aetna Principal Protection Fund I, Aetna Principal Protection Fund II, Aetna Principal Protection Fund III, Aetna Principal Protection Fund IV and Aetna Index Plus Protection Fund are collectively referred to herein as the "Principal Funds."

1.   Class Designations:
     ------------------


     The shares of the Series, except the Principal Funds, are divided into four classes: Class I, Class A, Class B and Class C. The Principal Funds are divided into two classes: Class A and Class B.


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Class I shares are shares that are offered to:

          o  certain retirement plans;
          o employees and retired employees of Aetna Inc. and its affiliates (including members of employees' and retired persons' immediate families, board members and trustees, and their immediate families), NASD registered representatives of Aeltus Capital, Inc., the Fund's principal underwriter, or any affiliated broker-dealers (including members of their immediate families), and members of the Board of Directors of the Fund ("Board") (collectively referred to as "Aetna Persons");
          o  insurance companies (including separate accounts);
          o  registered investment companies (excludes Technology);
          o shareholders holding Select Class shares at the time such shares were redesignated as Class I shares, and their immediate family members, as long as they maintain a shareholder account;
          o certain trust companies and bank trust departments investing on behalf of their clients for which they charge trust or investment management fees (excludes Technology);
          o broker-dealers, registered investment advisers, and financial planners that have entered into a selling agreement with the Fund's principal underwriter (or otherwise have an arrangement with a broker-dealer or financial institution with respect to sales of Fund shares) on behalf of clients who are charged an asset-based fee;
          o  certain executive deferred compensation plans; and
          o members of such other groups as may be approved by the Board from time to time.

     In order to purchase Class I shares, the initial investment must be in a minimum amount of $250,000, although the minimum may be waived by the Fund in appropriate circumstances. Aetna Persons are not subject to the $250,000 minimum initial investment.


2.  Differences in Distribution Arrangements:
    ----------------------------------------

       a.  Class I Shares.
           --------------

       Class I shares are distributed with no sales charges, distribution fees or service fees.

       b.  Class A Shares.
           --------------

     Class A shares of each Series, except Aetna Money Market Fund ("Money Market"), are subject to the imposition of a front-end sales load at the time of purchase. The Equity Funds, Fixed Income Funds, Enhanced Index Funds and Principal Funds have maximum front-end sales loads of 5.75%, 4.75%, 3.00% and 4.75%, respectively. Front-end sales loads for all series decline to 0% based on discounts for volume purchases (aggregate investment in the Fund), as set forth in the table below.


                                                               Sales Charge
                                     ------------------------------------------------------------------
AGGREGATE INVESTMENT                 EQUITY FUNDS   FIXED INCOME    ENHANCED INDEX      PRINCIPAL
--------------------                 ------------   ------------    --------------      ---------
                                                       FUNDS            FUNDS             FUNDS
                                                       -----            -----             -----
Under $50,000                            5.75%          4.75%            3.00%             4.75%
$50,000 but under $100,000               4.50%          4.50%            2.50%             4.50%
$100,000 but under $250,000              3.50%          3.50%            2.00%             3.50%
$250,000 but under $500,000              2.50%          2.50%            1.50%             2.50%
$500,000 but under $1,000,000            2.00%          2.00%            1.00%             2.00%
$1,000,000 or more                       None            None             None             None

     Class A shares of each Series, except Money Market and Aetna Index Plus Protection Fund, are subject to a distribution fee based on the average daily net assets attributable to Class A shares. This fee is imposed pursuant to a Distribution Plan adopted under Rule 12b-1 under the 1940 Act, in the amount of 0.25%.
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

     Class A shares of Aetna Index Plus Protection Fund are subject to a shareholder services fee based on the average daily net assets attributable to that Series in the amount of 0.25%. Class A shares of all other Series are not subject to a shareholder services fee.

     Class A shares purchased with an aggregate investment in the Fund of less than $1,000,000 are not subject to a contingent deferred sales charge (CDSC). Class A shares purchased with an aggregate investment in the Fund of $1,000,000 or more (including purchases made in connection with an agreement to invest
$1 million or more under a Letter of Intent), may be subject to a CDSC imposed on redemptions within two (2) years of purchase. The CDSC, if applicable, will apply only to shares for which a finder's fee is paid to selling broker-dealers, banks or other investment professionals, pursuant to an agreement with the Fund's principal underwriter. The charge is assessed on an amount equal to the lesser of the current market value or the original cost of the shares being redeemed. Thus, there is no CDSC on increases in the net asset value of shares above the initial purchase price.

     There is no CDSC on Money Market (Class A) redemptions unless (i) those shares were purchased through an exchange from another Series within two (2) years prior to the redemption and (ii) the original purchase of the shares exchanged was subject to a CDSC.

     A CDSC will be imposed within the first year or second year after purchase on redemptions of such shares. In determining the length of time the shares have been held, the Fund will aggregate all purchases of Class A shares made during a month and consider them made on the first day of the month.

The finders fee payable with respect to such Class A purchases (except the Enhanced Index Funds) and the applicable CDSC shall be as follows:


       CUMULATIVE PURCHASE AMOUNT($)                      COMMISSION                        CDSC
       -----------------------------                      ----------                        ----
       1,000,000 but under 3,000,000                       1.00%                        Year 1 - 1.00%
                                                                                        Year 2 - 0.50%
       3,000,000 but under 20,000,000                      0.50%                        Year 1 - 0.50%
                                                                                        Year 2 - 0.50%
       20,000,000 or greater                               0.25%                        Year 1 - 0.25%
                                                                                        Year 2 - 0.25%

The finders fee payable with respect to such Class A purchases of the Enhanced Index Funds and the applicable CDSC shall be as follows:

       CUMULATIVE PURCHASE AMOUNT($)                      COMMISSION                        CDSC
       -----------------------------                      ----------                        ----
       1,000,000 but under 3,000,000                       0.50%                        Year 1 - 0.50%
                                                                                        Year 2 - 0.50%
       3,000,000 but under 20,000,000                      0.25%                        Year 1 - 0.25%
                                                                                        Year 2 - 0.25%
       20,000,000 or greater                               0.25%                        Year 1 - 0.25%
                                                                                        Year 2 - 0.25%

     c. Class B Shares.
        --------------

     Class B shares of each Series are subject to a distribution fee based on the average daily net assets attributable to Class B shares. This fee is imposed pursuant to a Distribution Plan adopted under Rule 12b-1 under the 1940 Act, in the amount of 0.75%.

     Class B shares of each Series are subject to a shareholder services fee based on the average daily net assets attributable to Class B shares in the amount of 0.25%.

     Class B shares of each Series are not subject to a front-end sales load. However, a CDSC may be imposed on redemptions of Class B shares made within a specified number of years. For all Series, the

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CDSC will be calculated from the date of purchase, as shown below. For the
Principal Funds, the first year of the CDSC schedule includes the Fund's offering period and the first year of the guarantee period.


For all Series except the Principal Funds:


      Year             1       2        3        4        5        6       7+
      ------------------------------------------------------------------------
      CDSC             5%      4%       3%       3%       2%       1%      0%

For the Principal Funds:

      Year                 1       2        3        4        5      6+
      -----------------------------------------------------------------
      CDSC                 5%      4%       3%       3%       2%     0%

     The CDSC is assessed on an amount equal to the lesser of the current market value or the original cost of the shares being redeemed. Thus, there is no sales charge on increases in the net asset value of shares above the initial purchase price.

     d. Class C Shares.
        --------------

     Each Series, other than the Principal Funds, offers Class C shares. Class
C shares of each Series, except Money Market, are subject to a distribution fee based on the average daily net assets attributable to Class C shares. This fee is imposed pursuant to a Distribution Plan adopted under Rule 12b-1 under the 1940 Act, in the amount of 0.75%, except for the Enhanced Index Funds, which are subject to a distribution fee in the amount of 0.50%.

     Class C shares of each Series, except Money Market, are subject to a shareholder services fee based on the average daily net assets attributable to Class C shares in the amount of 0.25%.

     Class C shares of each Series may be subject to the imposition of a CDSC on redemptions made within eighteen (18) months of purchase. The Equity Funds and Fixed Income Funds may impose a CDSC of 1.00%, and the Enhanced Index Funds may impose a CDSC of 0.75%. The CDSC, if applicable, is assessed on an amount equal to the lesser of the current market value or the original cost of the shares being redeemed. Thus, there is no sales charge on increases in the net asset value of shares above the initial purchase price.

     There is no CDSC on Money Market (Class C) redemptions unless (i) those shares were purchased through an exchange from another Series within eighteen
(18) months prior to the redemption and (ii) the original purchase of the shares exchanged was subject to a CDSC.


3. Expense Allocation:
   ------------------

     In addition to the distribution and shareholder services fees described above, the following expenses shall be allocated, to the extent practicable, on a class-by-class basis:

    (1) expense of administrative personnel and services required to support the shareholders of each class;
    (2)  transfer agency fees payable by each class;
    (3) costs of printing the prospectuses or proxies relating to those classes;
    (4) Securities and Exchange Commission and any "Blue Sky" registration fees;
    (5)  litigation or other legal expenses; and
    (6) directors' fees incurred as a result of issues related to a particular class.

     Income, realized and unrealized capital gains and losses, and expenses, other than those allocated as described in paragraph 3, of each Series are allocated to a particular class on the basis of the net asset value of that class in relation to the net asset value of the Series.

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


4. Exchange Privileges:
   -------------------

     Each class of shares may be exchanged for shares of the same class in another Series (except that exchanges may not be made into the Principal Funds). Currently, shares of each class may be exchanged at the net asset value for shares of any other Series of the same class, subject to minimum investment requirements.

5. Conversion Features:
   -------------------

     Class B shares of each Series, except the Principal Funds, Class B shares will be converted to Class A shares eight (8) years from the date of purchase. Class B shares of Aetna Index Plus Protection Fund will be converted to Class A shares of that Fund at the end of the Fund's guarantee period. No other class of shares of a particular Series is convertible into another class of shares of that Series.

6. Voting Rights:
   -------------

     Each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement. Furthermore, each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.


Effective: June 30, 2000


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